CALCULATION OF REGISTRATION FEE
                                                                      Amount of
                                               Maximum Aggregate    Registration
Title of Each Class of Securities Offered        Offering Price        Fee(1)
AT&T Inc. Knock-in REX  	                 $1,000,000	       $39.30


    (1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $94,671.00 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-89136) of ABN AMRO Bank N.V. (the "Prior Registration Statement"), which was initially filed on May 24, 2002 and for which a post-effective amendment was filed on September 17, 2003 and have been carried forward. The $39.30 fee with respect to the $1,000,000 Knock-in Reverse Exchangeable Securities linked to the common stock of AT&T Inc. due July 21, 2009 sold pursuant to this registration statement is offset against those filing fees,and $3,379.07 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PRICING SUPPLEMENT                                 PRICING SUPPLEMENT NO. 705 TO
(TO PROSPECTUS DATED SEPTEMBER 29, 2006              REGISTRATION STATEMENT NOS.
AND PROSPECTUS SUPPLEMENT                              333-137691, 333-137691-02
DATED SEPTEMBER 29, 2006)                                    DATED JULY 16, 2008
CUSIP: 00083GYM0                                                  RULE 424(b)(2)

                                 [ABN AMRO LOGO]
                                   $1,000,000
                               ABN AMRO BANK N.V.
                                  ABN NOTES(SM)
                             SENIOR FIXED RATE NOTES
                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                              ABN AMRO HOLDING N.V.

                                ----------------

      11.35% KNOCK-IN REVERSE EXCHANGEABLE(SM) SECURITIES DUE JULY 21, 2009
                          LINKED TO SHARES OF AT&T INC.

The Securities do not guarantee any return of principal at maturity. Instead, the payout at maturity will be based on the performance of the shares of common stock of AT&T Inc., which we refer to as the Underlying Shares, during the life of the Securities, and in certain circumstances described below, we will exchange each Security at maturity for a predetermined number of the Underlying Shares rather than the principal amount of the Securities. THE MARKET VALUE OF THOSE UNDERLYING SHARES WILL BE LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AND COULD BE ZERO.

SECURITIES                 11.35% Knock-in Reverse Exchangeable(SM) Securities
                           due July 21, 2009.

PRINCIPAL AMOUNT           $1,000,000

UNDERLYING SHARES          Common Shares, $1 par value per share, of AT&T Inc.

INTEREST RATE              11.35% per annum, payable monthly in arrears on the
                           21st day of each month commencing on August 21, 2008 and ending on the maturity date.

ISSUE PRICE                100%

SETTLEMENT DATE            July 21, 2008

PRICING DATE               July 16, 2008

MATURITY DATE              July 21, 2009

INITIAL PRICE              $31.92 (the initial price is subject to adjustment
                           for certain corporate events affecting the Underlying
                           Shares, which we describe in "Description of Securities -- Adjustment Events").

KNOCK-IN LEVEL             $23.94, which is 75% of the initial price.

STOCK REDEMPTION AMOUNT    31.328 Underlying Shares for each $1,000 principal
                           amount of the Securities, which is equal to $1,000 divided by the initial price.

DETERMINATION DATE         July 16, 2009, subject to adjustment in certain
                           circumstances which we describe in "Description of the Securities -- Determination Date."

PAYMENT AT MATURITY        The payment at maturity is based on the performance
                           of the Underlying Shares:

                           o If the closing price of the Underlying Shares on the primary U.S. exchange or market for the Underlying Shares has not fallen below the knock-in level on any trading day from but not including the pricing date to and including the determination date, we will pay you the principal amount of each Security in cash.

                           o If the closing price of the Underlying Shares on the primary U.S. exchange or market for the Underlying Shares falls below the knock-in level on any trading day from but not including the pricing date to and including the determination date:

                              -- we will deliver to you a number of Underlying
                                 Shares equal to the stock redemption amount, in the event that the closing price of the Underlying Shares on the determination date is below the initial price; or

                              -- we will pay you the principal amount of each
                                 Security in cash, in the event that the closing price of the Underlying Shares on the determination date is at or above the initial price.

                           You will receive cash in lieu of fractional shares.

                           If due to events beyond our reasonable control, as determined by us in our sole discretion, Underlying Shares are not available for delivery at maturity we may pay you, in lieu of the Stock Redemption Amount, the cash value of the Stock Redemption Amount, determined by multiplying the Stock Redemption Amount by the Closing Price of the Underlying Shares on the Determination Date.

                           The payment at maturity is subject to adjustment in certain circumstances.

GUARANTEE                  The Securities will be fully and unconditionally
                           guaranteed by ABN AMRO Holding N.V.

DENOMINATIONS              The Securities may be purchased in denominations of
                           $1,000 and integral multiples thereof.

NO AFFILIATION WITH        AT&T Inc., which we refer to as "AT&T," is not an
AT&T INC.                  affiliate of ours and is not involved with this
                           offering in any way. The obligations represented by the Securities are our obligations, not those of AT&T. Investing in the Securities is not equivalent to investing in AT&T common stock.

LISTING We do not intend to list the Securities on any securities exchange.

THE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.
THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities. TO THE EXTENT THE FULL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES BEING OFFERED BY THIS PRICING SUPPLEMENT IS NOT PURCHASED BY INVESTORS IN THE OFFERING, ONE OR MORE OF OUR AFFILIATES HAS AGREED TO PURCHASE THE UNSOLD PORTION, WHICH MAY CONSTITUTE A SUBSTANTIAL PORTION OF THE TOTAL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES, AND TO HOLD SUCH SECURITIES FOR INVESTMENT PURPOSES. SEE "HOLDING OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES" UNDER THE HEADING "RISK FACTORS" AND "PLAN OF DISTRIBUTION." This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

                            PRICE $1,000 PER SECURITY

                     PRICE            AGENT'S              PROCEEDS TO
                   TO PUBLIC       COMMISSIONS(1)       ABN AMRO BANK N.V.
AT&T Inc.             100%             2.35%                 97.65%
Total              $1,000,000         $23,500               $976,500

(1) For additional information see "Plan of Distribution" in this pricing supplement.

                              ABN AMRO INCORPORATED

     In this Pricing Supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V., our parent company. We refer to the Securities offered hereby and the related guarantees as the "Securities" and to each individual security offered hereby as a "Security."

     Reverse Exchangeable(SM) and ABN Notes(SM) are service marks of ABN AMRO Bank N.V.

     ANY SECURITIES ISSUED, SOLD OR DISTRIBUTED PURSUANT TO THIS PRICING SUPPLEMENT MAY NOT BE OFFERED OR SOLD (i) TO ANY PERSON/ENTITY LISTED ON SANCTIONS LISTS OF THE EUROPEAN UNION, UNITED STATES OR ANY OTHER APPLICABLE LOCAL COMPETENT AUTHORITY; (ii) WITHIN THE TERRITORY OF CUBA, SUDAN, IRAN AND MYANMAR; (iii) TO RESIDENTS IN CUBA, SUDAN, IRAN OR MYANMAR; OR (iv) TO CUBAN NATIONALS, WHEREVER LOCATED.

                                     SUMMARY

     THE FOLLOWING SUMMARY ANSWERS SOME QUESTIONS THAT YOU MIGHT HAVE REGARDING THE SECURITIES IN GENERAL TERMS ONLY. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION THAT IS CONTAINED IN THE REST OF THIS PRICING SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS." IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

WHAT ARE THE SECURITIES?

     The Securities are interest paying, non-principal protected securities issued by us, ABN AMRO Bank N.V., and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities are senior notes of ABN AMRO Bank N.V. and have a maturity of one year. These Securities combine certain features of debt and equity by offering a fixed interest rate on the principal amount while the payment at maturity is determined based on the performance of the Underlying Shares. Therefore your principal is at risk.

     The Securities have certain features that make them what we refer to as "Knock-in Reverse Exchangeable Securities." This means that if the closing price of the Underlying Shares on the primary U.S. securities exchange or organized market for the Underlying Shares, which we refer to as the relevant exchange, never falls below a certain price level, which we call the knock-in level, on any trading day from but not including the pricing date to and including the determination date (such period, the "Knock-in Period"), then we will pay you in cash the principal amount of each Security at maturity. On the other hand, if the closing price of the Underlying Shares on the relevant exchange falls below the knock-in level on any trading day during the Knock-in Period, then the payment at maturity will depend on the closing price of the Underlying Shares on the determination date. In this latter case, if the closing price of the Underlying Shares on the determination date is equal to or greater than the initial price, we will pay you in cash the principal amount of each Security you hold; if the closing price of the Underlying Shares on the determination date is less than the initial price, we will deliver to you, in exchange for each $1,000 principal amount of Securities, a number of Underlying Shares equal to the stock redemption amount.

WHY IS THE INTEREST RATE ON THE SECURITIES HIGHER THAN THE INTEREST RATE PAYABLE ON YOUR CONVENTIONAL DEBT SECURITIES WITH THE SAME MATURITY?

     The Securities offer a higher interest rate than the yield that would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. This is because you, the investor in the Securities, indirectly sell a put option to us on the Underlying Shares. The premium due to you for this put option is combined with a market interest rate on our senior debt to produce the higher interest rate on the Securities.

WHAT ARE THE CONSEQUENCES OF THE INDIRECT PUT OPTION THAT I HAVE SOLD YOU?

     The put option you indirectly sell to us creates the feature of exchangeability. If the closing price of the Underlying Shares on the relevant exchange falls below the knock-in level on any trading day during the Knock-in Period, and on the determination date the closing price per Underlying Share is less than the initial price, you will receive a fixed number of Underlying Shares for each Security you hold, which we call the stock redemption amount. On the other hand, if the closing price of the Underlying Shares on the relevant exchange falls below the knock-in level, and on the determination date the closing price per Underlying Share is equal to or greater than the initial price, you will receive $1,000 for each Security you hold. Because of the exchangeability of the Securities, and because we will determine whether you will receive cash or Underlying Shares by reference to the closing price of the Underlying Shares on the determination date, such securities are generally referred to as "reverse exchangeable securities." However, because this feature of exchangeability is created only if the closing price of the Underlying Shares on the relevant exchange falls below the knock-in level on any trading day during the Knock-in Period, we call the Securities "Knock-in Reverse Exchangeable Securities."

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

     The payment at maturity of the Securities will depend on (i) whether or not the closing price of the Underlying Shares fell below the knock-in level on any trading day during the Knock-in Period, and if so, (ii) the closing price of the Underlying Shares on the determination date. To determine closing prices, we look at the prices quoted by the relevant exchange.

     o If the closing price per Underlying Share on the relevant exchange has not fallen below the knock-in level on any trading day during the Knock-in Period, we will pay you the principal amount of each Security in cash.

     o If the closing price per Underlying Share on the relevant exchange has fallen below the knock-in level on any trading day during the Knock-in Period, we will either:

          o deliver to you the stock redemption amount, in exchange for each Security, in the event that the closing price of the Underlying Shares is below the initial price on the determination date; or

          o pay you the principal amount of each Security in cash, in the event that the closing price of the Underlying Shares is at or above the initial price on the determination date.

     If due to events beyond our reasonable control, as determined by us in our sole discretion, Underlying Shares are not available for delivery at maturity we may pay you, in lieu of the Stock Redemption Amount, the cash value of the Stock Redemption Amount, determined by multiplying the Stock Redemption Amount by the Closing Price of the Underlying Shares on the Determination Date.

     The payment at maturity is further subject to adjustment in certain circumstances, which we describe in "Description of Securities -- Adjustment Events.

HOW ARE THE STOCK REDEMPTION AMOUNT AND KNOCK-IN LEVEL DETERMINED?

     The stock redemption amount for each $1,000 principal amount of the Securities is equal to $1,000 divided by the initial price. The value of any fractional shares you are entitled to receive, after aggregating your total holdings of the Securities, will be paid in cash based on the closing price of the Underlying Shares on the determination date.

     The knock-in level is 75% of the initial price.

     The initial price and consequently the stock redemption amount and knock-in level are subject to adjustment for certain corporate events affecting the Underlying Shares, which we describe in "Description of Securities -- Adjustment Events."

WHAT INTEREST PAYMENTS CAN I EXPECT ON THE SECURITIES?

     The Securities pay interest at a rate of 11.35% per annum. The interest rate is fixed at issue and is payable monthly in arrears. This means that irrespective of whether the Securities are exchanged at maturity for cash or the stock redemption amount, you will be entitled to monthly interest payments on the full principal amount of the Securities you hold, payable in cash. Interest on the Securities will be computed and accrue on the basis of a 360-day year of twelve 30-day months, or in the case of an incomplete month, the actual number of days elapsed from and including the most recent interest payment date, or if no interest has been paid, from the issue or other interest accrual date, to but excluding the earlier of the next interest payment date or the maturity date.

CAN YOU GIVE ME AN EXAMPLE OF THE PAYMENT AT MATURITY?

     If, for example, in a hypothetical offering, the interest rate was 10% per annum, the initial price of a share of underlying stock was $45.00 and the knock-in level for such offering was 80%, then the stock redemption amount would be 22.222 shares of underlying stock, or $1,000 divided by $45.00, and the knock-in level would be $36.00, or 80% of the initial price.

     If the closing price of that hypothetical underlying stock fell below the knock-in level of $36.00 on any trading day during the Knock-in Period, then the payment at maturity would depend on the closing price of the underlying stock on the determination date. In this case, if the closing price of the underlying stock on the determination date is $30.00 per share at maturity, which is below the initial price level, you would receive 22.222 shares of underlying stock for each $1,000 principal amount of the securities. (In actuality, because we cannot deliver fractions of a share, you would receive on the maturity date for each $1,000 principal amount of the securities 22 shares of underlying stock plus $6.66 cash in lieu of 0.222 fractional shares, determined by multiplying 0.222 by $30.00, the closing price per shares of underlying stock on the determination date.) In addition, over the life of the securities you would have received interest payments at a rate of 10% per annum. IN THIS HYPOTHETICAL EXAMPLE, THE MARKET VALUE OF THOSE 22 SHARES OF UNDERLYING STOCK

(INCLUDING THE CASH PAID IN LIEU OF FRACTIONAL SHARES) THAT WE WOULD DELIVER TO YOU AT MATURITY FOR EACH $1,000 PRINCIPAL AMOUNT OF SECURITY WOULD BE $666.66, WHICH IS LESS THAN THE PRINCIPAL AMOUNT OF $1,000, AND YOU WOULD HAVE LOST A PORTION OF YOUR INITIAL INVESTMENT. If, on the other hand, the closing price of the underlying stock on the determination date is $50.00 per share, which is above the initial price level, you will receive $1,000 in cash for each $1,000 principal amount of the securities regardless of the knock-in level having been breached. In addition, over the life of the Securities you would have received interest payments at a rate of 10% per annum.

     Alternatively, if the closing price of the underlying stock never falls below $36.00, which is the knock-in level, on any trading day during the Knock-in Period, at maturity you will receive $1,000 in cash for each security you hold regardless of the closing price of the underlying stock on the determination date. In addition, over the life of the securities you would have received interest payments at a rate of 10% per annum.

     THIS EXAMPLE IS FOR ILLUSTRATIVE PURPOSES ONLY AND IS BASED ON A HYPOTHETICAL OFFERING. FOR EACH OFFERING OF SECURITIES, WE WILL SET THE INITIAL PRICE, KNOCK-IN LEVEL AND STOCK REDEMPTION AMOUNT (SUBJECT TO ADJUSTMENT FOR CERTAIN CORPORATE EVENTS AFFECTING THE APPLICABLE UNDERLYING SHARES) ON THE DATE WE PRICE THE SECURITIES, WHICH WE REFER TO AS THE PRICING DATE. IT IS NOT POSSIBLE, HOWEVER, TO PREDICT THE CLOSING PRICE OF ANY OF THE UNDERLYING SHARES ON THE DETERMINATION DATE OR AT ANY TIME DURING THE LIFE OF THE SECURITIES.

     In this Pricing Supplement, we have provided under the heading "Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity" the total return of owning the Securities through maturity for various hypothetical closing prices of the Underlying Shares on the determination date in the case where the knock-in level has been breached and in the case where the knock-in level has not been breached.

DO I GET ALL MY PRINCIPAL BACK AT MATURITY?

     You are not guaranteed to receive any return of principal at maturity. If the closing price of Underlying Shares falls below the knock-in level on any trading day during the Knock-in Period, and the closing price of the Underlying Shares is below the initial price on the determination date, we will deliver to you Underlying Shares. The market value of the Underlying Shares at the time you receive those shares will be less than the principal amount of the Securities and could be zero.

IS THERE A LIMIT TO HOW MUCH I CAN EARN OVER THE LIFE OF THE SECURITIES?

     Yes. The amount payable under the terms of the Securities will never exceed the principal amount of the Securities payable at maturity plus interest payments you earn over the life of the Securities.

DO I BENEFIT FROM ANY APPRECIATION IN THE UNDERLYING SHARES OVER THE LIFE OF THE SECURITIES?

     No. The amount paid at maturity for each $1,000 principal amount of the Securities will not exceed $1,000. As a result, if the Underlying Shares have appreciated above their price level on the pricing date, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

     You can purchase Securities in $1,000 denominations or in integral multiples thereof.

IS THERE A SECONDARY MARKET FOR THE SECURITIES?

     We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be limited. You should be willing to hold your Securities until the maturity date.

     Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

     In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. INVESTORS ARE ADVISED THAT ANY PRICES SHOWN ON ANY WEBSITE OR BLOOMBERG PAGE ARE INDICATIVE PRICES ONLY AND, AS SUCH, THERE CAN BE NO ASSURANCE THAT ANY TRADE COULD BE EXECUTED AT

SUCH PRICES. Investors should contact their brokerage firm for further information.

     In addition, the issue price of the Securities includes the selling agents' commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Use of Proceeds."

TELL ME MORE ABOUT ABN AMRO BANK N.V. AND ABN AMRO HOLDING N.V.

     ABN AMRO Bank N.V. is an international banking group offering a wide range of banking products and financial services worldwide through our network of offices and branches. ABN AMRO Holding N.V. is the parent company of ABN AMRO Bank N.V. Holding's main purpose is to own the Bank and its subsidiaries. All of the Securities issued by the Bank hereunder are fully and unconditionally guaranteed by Holding.

     On November 2, 2007 a consortium (the "Consortium") of the Royal Bank of Scotland Group plc, Fortis SA/NV and Fortis N.V., and Banco Santander Central Hispano SA, which had made a tender offer for the shares of Holding, announced that approximately 98.8% of the shares of Holding had been tendered to the Consortium as of October 31, 2007.

     Holding is no longer listed on Euronext or the New York Stock Exchange but files periodic reports with the SEC. ABN AMRO Bank N.V. is rated AA- by Standard & Poor's and Aa2 by Moody's.

WHERE CAN I FIND OUT MORE ABOUT AT&T?

     Because the Underlying Shares are registered under the Securities Exchange Act of 1934, as amended, AT&T is required to file periodically certain financial and other information specified by the Commission which is available to the public. You should read "Public Information Regarding the Underlying Shares" in this Pricing Supplement to learn how to obtain public information regarding the Underlying Shares and other important information. The historical highest intra-day price, lowest intra-day price and last day closing price of the Underlying Shares for each quarter since 2003 are set forth under the heading "Public Information Regarding the Underlying Shares" in this Pricing Supplement.

WHO WILL DETERMINE WHETHER THE CLOSING PRICE OF THE UNDERLYING SHARES HAS FALLEN BELOW THE KNOCK-IN LEVEL, THE CLOSING PRICE OF THE UNDERLYING SHARES ON THE DETERMINATION DATE, THE STOCK REDEMPTION AMOUNT AND THE INITIAL PRICE?

     We have appointed ABN AMRO Incorporated, which we refer to as AAI, to act as calculation agent for Wilmington Trust Company, the trustee for the Securities and Citibank, N.A., the securities administrator. As calculation agent, AAI will determine whether the closing price of the Underlying Shares has fallen below the knock-in level, the closing price of the Underlying Shares on the determination date, the stock redemption amount and the initial price. The calculation agent may adjust the initial price of the Underlying Shares and consequently the stock redemption amount and knock-in level, which we describe in the section called "Description of Securities -- Adjustment Events."

WHO INVESTS IN THE SECURITIES?

     The Securities are not suitable for all investors. The Securities might be considered by investors who:

o seek a higher interest rate than the current dividend yield on the Underlying Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating;

o are willing to accept the risk of owning equity in general and the Underlying Shares in particular and the risk that they could lose their entire investment;

o do not expect to participate in any appreciation in the price of the Underlying Shares; and

o    and are willing to hold the Securities until maturity.

     You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE SOME OF THE RISKS IN OWNING THE SECURITIES?

     Investing in the Securities involves a number of risks. We have described the most significant risks relating to the Securities under the heading "Risk Factors" in this Pricing Supplement which you should read before making an investment in the Securities.

     Some selected risk considerations include:

o CREDIT RISK. Because you are purchasing a security from us, you are assuming our credit risk. In addition, because the Securities are fully and unconditionally guaranteed by Holding, you are assuming the credit risk of Holding in the event that we fail to make any payment or delivery required by the terms of the Securities.

o PRINCIPAL RISK. The Securities are not principal protected, which means there is no guaranteed return of principal. If the closing price of the Underlying Shares falls below the knock-in level on any trading day during the life of the Securities and the closing price on the determination date is less than the initial price, we will deliver to you a fixed number of Underlying Shares with a market value less than the principal amount of the Securities, which value may be zero.

o LIQUIDITY AND MARKET RISK. We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

WHAT IF I HAVE MORE QUESTIONS?

     You should read "Description of Securities" in this Pricing Supplement for a detailed description of the terms of the Securities. The Securities are senior notes issued as part of our ABN Notes(SM) program and guaranteed by Holding. The Securities offered by the Bank will constitute the Bank's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantee of Holding will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all Holding's other present and future unsecured and unsubordinated obligations. You can find a general description of our ABN Notes(SM) program in the accompanying Prospectus Supplement. We also describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices".

     You may contact our principal executive offices at Gustav Mahleraan 10, 1082 PP Amsterdam, The Netherlands. Our telephone number is (54-20) 628-9393.

                                  RISK FACTORS

     This section describes the most significant risks relating to the Securities. For a discussion of certain general risks associated with your investment in the Securities, please refer to the section entitled "Risk Factors" beginning on page S-3 of the accompanying prospectus supplement. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM. IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THERE IS NO GUARANTEED RETURN OF PRINCIPAL

     The Securities combine limited features of debt and equity. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you a fixed principal amount in cash at maturity if the closing price of the Underlying Shares has fallen below the knock-in level on any trading day during the Knock-in Period and, in addition, the closing price of the Underlying Shares is below the initial price on the determination date. In such event, we will exchange each Security you hold for a number of Underlying Shares equal to the stock redemption amount. Such shares will have a market value of less than the principal amount of the Securities, and such value may be zero. You cannot predict the future performance of the Underlying Shares based on their historical performance. ACCORDINGLY, YOU COULD LOSE SOME OR ALL OF THE AMOUNT YOU INVEST IN THE SECURITIES.

THE SECURITIES WILL NOT PAY MORE THAN THE STATED PRINCIPAL AMOUNT AT MATURITY

     The amount paid at maturity of the Securities in cash or Underlying Shares will not exceed the principal amount of the Securities. If the closing price of the Underlying Shares on the determination date is equal to or exceeds the initial price (regardless of whether the knock-in level has been previously breached), you will receive the principal amount of the Securities irrespective of any appreciation in the share price. You will not receive Underlying Shares or any other asset equal to the value of the Underlying Shares. As a result, if the Underlying Shares have appreciated above their closing price level on the pricing date, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WE DO NOT INTEND TO LIST THE SECURITIES ON ANY SECURITIES EXCHANGE; SECONDARY TRADING MAY BE LIMITED

     You should be willing to hold your Securities until the maturity date. We do not intend to list the Securities on any securities exchange; accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Upon completion of the offering, our affiliate has informed us that it intends to purchase and sell the Securities from time to time in off-exchange transactions, but it is not required to do so. If our affiliate does make such a market in the Securities, it may stop doing so at any time. In addition, the total principal amount of the Securities being offered is not being purchased by investors in the offering, and one or more of our affiliates has agreed to purchase the unsold portion. Such affiliate or affiliates intend to hold the Securities for investment purposes, which may affect the supply of Securities available for secondary trading and therefore adversely affect the price of the Securities in any secondary trading. If a substantial portion of any Securities held by our affiliates were to be offered for sale following this offering, the market price of such Securities could fall, especially if secondary trading in such Securities is limited or illiquid.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The value of the Securities may move up and down between the date you purchase them and the determination date when the calculation agent determines the amount to be paid to the holders of the Securities on the maturity date.

     Several factors, many of which are beyond our control, will influence the value of the Securities, including:

     o the market price of the Underlying Shares, in particular, whether the market price of the Underlying Shares has fallen below the knock-in level;

     o the volatility (frequency and magnitude of changes) in the price of the Underlying Shares;

     o the dividend rate on the Underlying Shares. While dividend payments on the Underlying Shares, if any, are not paid to holders of the Securities, such payments may have an influence on the market price of the Underlying Shares and therefore on the Securities;

     o    interest and yield rates in the market;

     o economic, financial, political and regulatory or judicial events that affect the stock markets generally and which may affect the closing price of the Underlying Shares and/or the Securities;

     o    the time remaining to the maturity of the Securities; and

     o the creditworthiness of the Bank as issuer of the Securities and Holding as the guarantor of the Bank's obligations under the Securities. Any person who purchases the Securities is relying upon the creditworthiness of the Bank and Holding and has no rights against any other person. The Securities constitute the general, unsecured and unsubordinated contractual obligations of the Bank and Holding.

     Some or all of these factors will influence the price that you will receive if you sell your Securities in the secondary market, if any, prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the market price of the Underlying Shares is at, below, or not sufficiently above the knock-in level. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices."

THE INCLUSION OF COMMISSIONS AND COST OF HEDGING IN THE ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the profit component included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

AN INCREASE IN THE VALUE OF THE UNDERLYING SHARES WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT

     Owning the Securities is not the same as owning the Underlying Shares. Accordingly, the market value of your Securities may not have a direct relationship with the market price of the Underlying Shares, and changes in the market price of the Underlying Shares may not result in a comparable change in the market value of your Securities. If the price per Underlying Share increases above the initial price, the market value of the Securities may not increase. It is also possible for the price of the Underlying Shares to increase while the market price of the Securities declines.

WE MAY NOT BE ABLE TO DELIVER UNDERLYING SHARES AT MATURITY

     If due to events beyond our reasonable control, as determined by us in our sole discretion, Underlying Shares are not available for delivery at maturity we may pay you cash in lieu of delivering Underlying Shares. In such a case, the amount of cash we will deliver will be an amount calculated by multiplying the Stock Redemption Amount by the Closing Price of the Underlying Shares on the Determination Date. Accordingly, if you have sold Underlying Shares and your sale is to settle on the maturity date or you have otherwise agreed to deliver Underlying Shares on the maturity date, your trade may fail in the event we do not deliver Underlying Shares to you.

POTENTIAL CONFLICTS OF INTEREST; NO SECURITY INTEREST IN THE UNDERLYING SHARES HELD BY US

     We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in the Underlying Shares. In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, options contracts on Underlying Shares listed on major securities markets, and/or other instruments that we deemed appropriate in connection with such hedging. Such hedging is carried out in a manner designed to minimize any impact on the price of the Underlying Shares. Our purchase activity, however, could potentially have increased the initial price of the Underlying Shares, and therefore inadvertently increased the level below which we would be required to deliver to you at maturity Underlying Shares, which, in turn, would have a value less than the principal amount of your Securities.

     Through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling Underlying Shares, options contracts on Underlying Shares listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engage in or may engage in has had or will have a material impact on the price of the Underlying Shares, we cannot give you any assurance that we have not or will not affect such price as a result of our hedging or trading activities. It is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline. We or one or more of our affiliates may also engage in trading the Underlying Shares and other investments relating to AT&T on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of the Underlying Shares and, therefore, the value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the Underlying Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely effect the value of the Securities. It is also possible that any advisory services that we or our affiliates provide in the course of any business with AT&T or its affiliates could lead to actions on the part of the issuer of the stock which might adversely affect the value of the Underlying Shares.

     The indenture governing the Securities does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Underlying Shares acquired by us or our affiliates. Neither we nor Holding nor any of our affiliates will pledge or otherwise hold Underlying Shares for the benefit of holders of the Securities in order to enable the holders to exchange their Securities for Underlying Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holding, as the case may be, any Underlying Shares that we or Holding own will be subject to the claims of our creditors or Holding's creditors generally and will not be available specifically for the benefit of the holders of the Securities.

NO SHAREHOLDER RIGHTS IN THE UNDERLYING SHARES

     As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of Underlying Shares would have.

     Because neither we nor Holding nor any of our affiliates are affiliated with AT&T, we have no ability to control or predict the actions of AT&T, including any corporate actions of the type that would require the calculation agent to adjust the initial price and consequently the knock-in level and stock redemption amount, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting AT&T. AT&T IS NOT INVOLVED IN THE OFFER OF THE SECURITIES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE SECURITIES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR SECURITIES. NONE OF THE MONEY YOU PAY FOR THE SECURITIES WILL GO TO AT&T.

INFORMATION REGARDING AT&T

     Neither we nor Holding nor any of our affiliates assume any responsibility for the adequacy of the information about AT&T contained in this Pricing Supplement or in any of AT&T' publicly available filings. AS AN INVESTOR IN

THE SECURITIES, YOU SHOULD MAKE YOUR OWN INVESTIGATION INTO AT&T. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY AFFILIATION WITH AT&T, AND ARE NOT RESPONSIBLE FOR AT&T' PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE.

LIMITED ANTIDILUTION PROTECTION

     AAI, as calculation agent, will adjust the initial price and consequently the stock redemption amount and knock-in level for certain events affecting the Underlying Shares, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the Underlying Shares. For example, the calculation agent is not required to make any adjustments if AT&T or anyone else makes a partial tender or partial exchange offer for the Underlying Shares. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF THE UNDERLYING SHARES PAYABLE AT MATURITY, THE MARKET PRICE OF THE SECURITIES MAY BE MATERIALLY AND ADVERSELY AFFECTED.

HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES

     Certain of our affiliates have agreed to purchase for investment the portion of the Securities that has not been purchased by investors in this offering, which initially they intend to hold for investment purposes. As a result, upon completion of this offering, our affiliates may own a substantial portion of the aggregate principal amount of the Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

POTENTIAL CONFLICTS OF INTEREST BETWEEN HOLDERS OF SECURITIES AND THE CALCULATION AGENT

     As calculation agent, AAI will calculate the payout to you at maturity of the Securities. AAI and other affiliates may carry out hedging activities related to the Securities, including trading in the Underlying Shares, as well as in other instruments related to the Underlying Shares. AAI and some of our other affiliates also trade the Underlying Shares on a regular basis as part of their general broker dealer businesses. Any of these activities could influence AAI's determinations as calculation agent and any such trading activity could potentially affect the price of the Underlying Shares and, accordingly could effect the payout on the Securities. AAI IS AN AFFILIATE OF ABN AMRO BANK N.V.

     In addition, if certain reorganization events occur as defined under "Description of Securities--Adjustment Events" the calculation agent may adjust the initial price and consequently the knock-in level and stock redemption amount to reflect the new securities issued in such reorganization event. The calculation agent may make such adjustment based on its assessment of the market value and volatility of those new securities, which may adversely affect the value of the Securities. The calculation agent's adjustment to the Securities may be influenced by, among other things, our or our affiliates' hedging transactions with respect to the Securities and our or their ability to hedge our obligations under the Securities following those reorganization events. While we do not currently anticipate the occurrence of a reorganization event, there can be no assurance that a reorganization event will not occur or that the calculation agent's adjustments upon a reorganization event will not adversely affect the value of the Securities.

     Moreover, the issue price of the Securities includes the agents' commissions and certain costs of hedging our obligations under the Securities. Our affiliates through which we hedge our obligations under the Securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

TAX TREATMENT

     You should also consider the tax consequences of investing in the Securities. Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the tax treatment of the Securities, and the IRS, the Dutch authorities or a court may not agree with the tax treatment described in the accompanying Prospectus Supplement. Please read carefully the sections entitled "United States Federal Taxation" (and in particular the subsection entitled "--Mandatorily Exchangeable Notes--Reverse Exchangeable and Knock-in ReversE Exchangeable Securities") and

"Taxation in the Netherlands" in the accompanying Prospectus Supplement. You should consult your tax advisor about your own situation.

                HYPOTHETICAL SENSITIVITY ANALYSIS OF TOTAL RETURN
                          OF THE SECURITIES AT MATURITY

     The following tables set out the total return to maturity of a Security, based on the assumptions outlined below and several variables, which include (a) whether the closing price of the Underlying Shares has fallen below the knock-in level on any trading day during the Knock-in Period and (b) several hypothetical closing prices for the Underlying Shares on the determination date. The information in the tables is based on hypothetical market values for the Underlying Shares. We cannot predict the market price or the closing price of the Underlying Shares on the determination date or at any time during the life of the Securities. THE ASSUMPTIONS EXPRESSED BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY OR MAY NOT BE THE ACTUAL RATES APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS

Initial Price:                       $31.92 (the closing price on the day we
                                        priced the Securities)

Knock-in level:                      $23.94 (75% of the Initial Price)

Annual Interest on the Securities:   11.35%

Term of the Securities:              1 year

Exchange Factor:                     1.0 (we have assumed that no market
                                        disruption event occurs and the
                                        calculation agent does not need to
                                        adjust the exchange factor for any
                                        adjustment events during the term of the Securities).

PAYMENT AT MATURITY IF THE CLOSING PRICE OF THE UNDERLYING SHARES FALLS BELOW THE KNOCK-IN LEVEL ON ANY TRADING DAY DURING THE KNOCK-IN PERIOD:

--------------------------------------------------------------------------------
      ASSUMED
       AT&T             VALUE OF     TWELVE MONTHLY        TOTAL RETURN(b)
 CLOSING PRICE ON      PAYMENT AT       INTEREST     ---------------------------
DETERMINATION DATE     MATURITY(a)     PAYMENTS(c)        $            %
--------------------------------------------------------------------------------
 $31.92 or greater      $1,000.00        $113.50      $1,113.50      11.35%
      $31.12            $  974.93        $113.50      $1,088.43       8.84%
      $29.69            $  930.13        $113.50      $1,043.63       4.36%
      $29.05            $  910.08        $113.50      $1,023.58       2.36%
      $26.15            $  819.23        $113.50      $  932.73      -6.73%
      $23.01            $  720.86        $113.50      $  834.36     -16.56%
      $18.41            $  576.75        $113.50      $  690.25     -30.98%
      $12.89            $  403.82        $113.50      $  517.32     -48.27%
      $ 6.45            $  202.07        $113.50      $  315.57     -68.44%
      $ 3.23            $  101.19        $113.50      $  214.69     -78.53%
      $ 0.00            $    0.00        $113.50      $  113.50     -88.65%
--------------------------------------------------------------------------------

PAYMENT AT MATURITY IF THE CLOSING PRICE OF THE UNDERLYING SHARES NEVER FALLS BELOW THE KNOCK-IN LEVEL ON ANY TRADING DAY DURING THE KNOCK-IN PERIOD:

--------------------------------------------------------------------------------
      ASSUMED
       AT&T             VALUE OF     TWELVE MONTHLY        TOTAL RETURN(b)
 CLOSING PRICE ON      PAYMENT AT       INTEREST     ---------------------------
DETERMINATION DATE     MATURITY(d)     PAYMENTS(c)        $            %
--------------------------------------------------------------------------------
 $31.92 or greater      $1,000.00        $113.50      $1,113.50      11.35%
      $28.73            $1,000.00        $113.50      $1,113.50      11.35%
      $27.29            $1,000.00        $113.50      $1,113.50      11.35%
      $23.94            $1,000.00        $113.50      $1,113.50      11.35%
--------------------------------------------------------------------------------


----------------
(a) Based on the assumptions set forth above, if the closing price of the Underlying Shares falls below $23.94 on any trading day during the Knock-in Period and, in addition, the closing price of the Underlying Shares is less than $31.92 on the determination date, the payment at maturity will be made in Underlying Shares. For determining the value of the payment at maturity, we have assumed that the closing price of the Underlying Shares will be the same on the maturity date as on the determination date.

(b) The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax adviser regarding whether owning the Securities is appropriate for your tax situation. See the sections titled "Risk Factors" in this Pricing Supplement and "United States Federal Taxation" and "Taxation in the Netherlands" in the accompanying Prospectus Supplement.

(c) Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of actual days elapsed. Accordingly, depending on the number of days in any monthly interest payment period, the coupon payable in such period and, consequently, the total interest payable over the life of the Securities, may be less than the amount reflected in this column.

(d) Based on the assumptions set forth above, if the closing price of the Underlying Shares never falls below $23.94 on any trading day during the Knock-in Period, the payment at maturity will be made in cash.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holding files reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy these documents at the SEC Headquarters Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (tel: 202-551-8090), and at the SEC's regional offices at Northeast Regional Office, 3 World Financial Center, Suite 400, New York, NY 10281 (tel:
212-336-1100) and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports and other information regarding Holding that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at www.sec.gov. You can find information Holding has filed with the Commission by reference to file number 1-14624.

     This Pricing Supplement is part of a registration statement that we and Holding filed with the Commission. This Pricing Supplement omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information that we and Holding file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this Pricing Supplement is considered to be part of this Pricing Supplement. Because we and Holding are incorporating by reference future filings with the Commission, this Pricing Supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Pricing Supplement. This means that you must look at all of the Commission filings that we and Holding incorporate by reference to determine if any of the statements in this Pricing Supplement or in any document previously incorporated by reference have been modified or superseded. This Pricing Supplement incorporates by reference all Annual Reports on Form 20-F filed by Holding since September 29, 2006, and any future filings that we or Holding make with the Commission (including any Form 6-K's that we or Holding subsequently file with the Commission) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are identified in such filing as being specifically incorporated by reference into Registration Statement Nos. 333-137691 or 333-137691-02, of which this Pricing Supplement is a part, until we and Holding complete our offering of the Securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these Securities.

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628
3842).

               PUBLIC INFORMATION REGARDING THE UNDERLYING SHARES

     According to publicly available documents, AT&T is a provider of telecommunications services.

     The Underlying Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the SEC Headquarters Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (tel:
202-551-8090), and at the Commission's regional offices at Northeast Regional Office, 3 World Financial Center, Suite 400, New York, New York 10281 (tel:
212-336-1100) and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by AT&T, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 1-1105.

     In addition, information regarding AT&T may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

     THIS PRICING SUPPLEMENT RELATES ONLY TO THE SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING SHARES OR OTHER SECURITIES OF AT&T WE HAVE DERIVED ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING AT&T FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER WE NOR HOLDING NOR THE AGENTS HAVE PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO AT&T IN CONNECTION WITH THE OFFERING OF THE SECURITIES. NEITHER WE NOR HOLDING NOR THE AGENTS MAKE ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING AT&T ARE ACCURATE OR COMPLETE. FURTHERMORE, NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE UNDERLYING SHARES (AND THEREFORE THE INITIAL PRICE AND THE KNOCK-IN LEVEL AND STOCK REDEMPTION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING AT&T COULD AFFECT THE VALUE YOU WILL RECEIVE ON THE MATURITY DATE WITH RESPECT TO THE SECURITIES AND THEREFORE THE TRADING PRICES OF THE SECURITIES. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY OBLIGATION TO DISCLOSE ANY INFORMATION ABOUT AT&T AFTER THE DATE OF THIS PRICING SUPPLEMENT.

     NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES MAKES ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF THE UNDERLYING SHARES.

     We and/or our affiliates may presently or from time to time engage in business with AT&T, including extending loans to, or making equity investments in, or providing advisory services to AT&T, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to AT&T and, in addition, one or more of our affiliates may publish research reports with respect to AT&T. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. AS A PROSPECTIVE PURCHASER OF A SECURITY, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF AT&T AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE UNDERLYING SHARES.

HISTORICAL INFORMATION

     The Underlying Shares are traded on the NYSE under the symbol "T". The following table sets forth the published highest intra-day price for the quarter, lowest intra-day price for the quarter and last day closing price for the quarter of the Underlying Shares since 2003. We obtained the prices listed below from Bloomberg Financial Markets without independent verification. You should not take the historical prices of the Underlying Shares as an indication of future performance. NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT THE PRICE OF THE UNDERLYING SHARES WILL NOT DECREASE, SUCH THAT WE WILL DELIVER UNDERLYING SHARES AT MATURITY.

PERIOD                                        HIGH           LOW      LAST DAY
------                                      INTRA-DAY     INTRA-DAY    CLOSING
                                              PRICE         PRICE       PRICE
                                              -----         -----       -----
2003
  First Quarter...........................    $31.65       $18.85       $20.06
  Second Quarter..........................    $27.35       $19.65       $25.55
  Third Quarter...........................    $26.85       $21.65       $22.25
  Fourth Quarter..........................    $26.15       $21.17       $26.07
2004
  First Quarter...........................    $27.73       $23.66       $24.54
  Second Quarter..........................    $25.68       $23.50       $24.25
  Third Quarter...........................    $26.87       $22.98       $25.95
  Fourth Quarter..........................    $27.29       $24.55       $25.77
2005
  First Quarter...........................    $25.98       $23.01       $23.69
  Second Quarter..........................    $24.32       $22.81       $23.75
  Third Quarter...........................    $24.97       $23.23       $23.97
  Fourth Quarter .........................    $25.58       $21.90       $24.49
2006
  First Quarter...........................    $28.75       $24.24       $27.04
  Second Quarter..........................    $28.03       $24.72       $27.89
  Third Quarter ..........................    $33.76       $26.36       $32.56
  Fourth Quarter .........................    $36.21       $31.57       $35.75
2007
  First Quarter ..........................    $39.86       $33.21       $39.43
  Second Quarter..........................    $41.54       $38.38       $41.50
  Third Quarter ..........................    $42.97       $36.53       $42.31
  Fourth Quarter..........................    $42.79       $36.25       $41.56
2008
  First Quarter...........................    $41.94       $32.95       $38.30
  Second Quarter..........................    $40.70       $32.64       $33.69
  Third Quarter (through July 16, 2008)...    $33.83       $31.52       $31.92

     Neither we nor Holding make any representation as to the amount of dividends, if any, that AT&T will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

                            DESCRIPTION OF SECURITIES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "Security" refers to each $1,000 principal amount of our 11.35% Knock-in Reverse Exchangeable Securities due July 21, 2009 linked to common stock of the Underlying Company and fully and unconditionally guaranteed by Holding.

Principal Amount:..........   $1,000,000

Underlying Shares..........   Common Shares, $1 par value per share, of AT&T
                              Inc.

Underlying Company.........   AT&T Inc.

Settlement Date............   July 21, 2008

Pricing Date...............   July 16, 2008

Issue Price................   100%

Initial Price..............   $31.92 (the Closing Price per Underlying Share
                              when we priced the Securities on the Pricing Date, divided by the Exchange Factor).

Knock-in Level.............   75% of the Initial Price, which will be determined
                              by the Calculation Agent. The Initial Price and consequently the Knock-in Level may be adjusted for certain corporate events affecting the Underlying Company.

Maturity Date..............   July 21, 2009

Specified Currency.........   U.S. Dollars

CUSIP......................   00083GYM0

Denominations..............   The Securities may be purchased in denominations
                              of $1,000 and integral multiples thereof.

Form of Securities.........   The Securities will be represented by a single
                              registered global security, deposited with the Depository Trust Company.

Guarantee..................   The payment and delivery obligations of ABN AMRO
                              Bank N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by ABN AMRO Holding
                              N.V.

Interest Rate..............   11.35% per annum, payable monthly in arrears on
                              the 21st day of each month commencing on August
                              21, 2008 and ending on the Maturity Date, which shall represent (a) an interest coupon of 3.18% and (b) an option premium of 8.17% per annum.

Payment at Maturity........   If the Closing Price per Underlying Share has not
                              fallen below the Knock-in Level on any Trading Day during the Knock-in Period, we will pay you the principal amount of each Security in cash. If the Closing Price per Underlying Share has fallen below the Knock-in Level on any Trading Day during the Knock-in Period, then (i) if the Closing Price per Underlying Share on the Determination Date is below the Initial Price, we will deliver to you, in exchange for each Security, a number of Underlying Shares equal to the Stock Redemption
                              Amount or (ii) if the Closing Price per Underlying
                              Share on the Determination Date is at or above the Initial Price, we will pay you the principal amount of each Security in cash. We will pay cash in lieu of delivering fractional Underlying Shares in an amount equal to the corresponding fractional
                              Closing Price of the Underlying Shares, as determined by the Calculation Agent on the Determination Date. If due to events beyond our reasonable control, as determined by us in our sole discretion, Underlying Shares are not available for delivery at maturity we may pay you, in lieu of the Stock Redemption Amount, the cash value of the Stock Redemption Amount, determined by multiplying the Stock Redemption Amount by the Closing Price of the Underlying Shares on the Determination Date. Following a Reorganization
                              Event, the amount payable at maturity is subject to adjustments as described below under "--Adjustment Events."

Stock Redemption Amount....   The Calculation Agent will determine the Stock
                              Redemption Amount on the Determination Date by dividing $1,000 by the Initial Price of the Underlying Shares. The Initial Price and consequently the Stock Redemption Amount may be adjusted for certain corporate events affecting the Underlying Company. The interest payment on the Securities at maturity will be paid in cash.

Determination Date.........   July 16, 2009; provided that if such day is not a
                              Trading Day, or if a Market Disruption Event has occurred on such a Trading Day, the Determination
                              Date shall be the immediately succeeding Trading
                              Day; provided, further, that the Determination
                              Date shall be no later than the second scheduled
                              Trading Day preceding the Maturity Date, notwithstanding the occurrence of a Market
                              Disruption Event on such second scheduled Trading
                              Day.

Closing Price..............   If the Underlying Shares (or any other security
                              for which a closing price must be determined) are listed on a U.S. securities exchange registered under the Exchange Act, or are included in the OTC
                              Bulletin Board Service, which we refer to as the OTC Bulletin Board (operated by the Financial
                              Industry Regulatory Authority), the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, in the principal trading session on such day on the principal securities exchange on which the Underlying Shares (or any such other security) are listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if the Underlying
                              Shares, or other such security, are listed or admitted to trading on such securities exchange), the last reported sale price in the principal trading session on the over-the-counter market as reported on the Relevant Exchange or OTC Bulletin
                              Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) obtained from as many dealers in such security
                              (which may include AAI or any of our other affiliates), but not exceeding three, as will make such bid prices available to the Calculation
                              Agent. The term "OTC Bulletin Board Service" shall include any successor service thereto.

Relevant Exchange..........   The primary U.S. securities organized exchange or
                              market of trading for the Underlying Shares. If a Reorganization Event has occurred, the Relevant
                              Exchange will be the stock exchange or securities market on which the Exchange Property (as defined below under "--Adjustment Events") that is a listed equity security is principally traded as determined by the Calculation Agent.

Trading Day................   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the Relevant Exchange.

Book Entry Note or
  Certificated Note........   Book Entry

Trustee....................   Wilmington Trust Company

Securities Administrator...   Citibank, N.A.

Market Disruption Event....   Means, with respect to any securities for which a
                              Closing Price must be determined:

                              (i)  either:

                                   (x) any suspension of or limitation imposed
                                       on trading in such securities by the
                                       primary exchange therefore or otherwise
                                       and whether by reason of movements in
                                       price exceeding limits permitted by such exchange or otherwise or by any exchange or quotation system on which trading in futures or options contracts relating to such securities is executed, or

                                   (y) any event (other than an event described
                                       in clause (z) below) that disrupts or
                                       impairs (as determined by the Calculation
                                       Agent) the ability of market participants in general (1) to effect transactions in or obtain market values for such securities on the primary exchange therefore or (2) to effect transactions in or obtain market values for futures or options contracts relating to such securities on any other exchange, or

                                   (z) the closure on any Trading Day of the
                                       primary exchange for such securities, or any exchange or quotation system on which trading in future or options relating such securities is executed, prior to its scheduled closing time unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such exchange on such Trading Day and (2) the submission deadline for orders to be entered into such exchange for execution on such Trading Day; and

                              (ii) a determination by the Calculation Agent in
                                   its sole discretion that the event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

                              For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange; (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event; (3) limitations pursuant to New York Stock Exchange Inc. Rule 70A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange Inc., any other self-regulatory organization or the Commission of similar scope as determined by the calculation agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading; (4) a suspension of trading in a futures or options contract on such securities by the primary securities market trading in such futures or options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to such securities; and (5) a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to such securities are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

                              The Calculation Agent shall as soon as reasonably practicable under the circumstances notify us, the trustee, the Depository Trust Company and the agents of the existence or occurrence of a Market Disruption Event on any day that but for the occurrence or existence of a Market Disruption Event would have been the Determination Date.

Exchange Factor............   The Exchange Factor will be set initially at 1.0,
                              but will be subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See "Adjustment Events" below.

Adjustment Events..........   The Exchange Factor or the amounts paid at
                              maturity will be adjusted as follows:

                              1. If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be proportionately adjusted.

                              2. If the Underlying Shares are subject (i) to a stock dividend (i.e., the issuance of additional Underlying Shares) that is given ratably to all holders of Underlying Shares or (ii) to a distribution of the Underlying Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, in each case other than a stock split described in paragraph 1, then once the dividend has become effective and the Underlying Shares are trading ex-dividend, the Exchange Factor will be proportionally adjusted.

                              3. There shall be no adjustments to the Exchange Factor to reflect cash dividends or other distributions paid with respect to the Underlying Shares unless such cash dividends or other distributions constitute Extraordinary Dividends as described below (except that distributions described in paragraph 2 above shall not be subject to this paragraph). A cash dividend or other distribution with respect to the Underlying Shares shall be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for the Underlying Shares by an amount equal to at least 10% of the Closing Price of the Underlying Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to the Underlying Shares, the Exchange Factor with respect to the Underlying Shares will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of
                                   (i) the then-current Exchange Factor and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Underlying Shares shall equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Underlying Shares or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary

                                   Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on the Underlying Shares described in clause (A), clause (D) or clause (E) in the definitions of "Reorganization Event" of paragraph 5 below that also constitutes an Extraordinary Dividend shall not cause an adjustment to the Exchange Factor pursuant to this paragraph 3.

                              4. If the Underlying Company issues rights or warrants to all holders of the Underlying Shares to subscribe for or purchase Underlying Shares at an exercise price per share less than the closing price of the Underlying Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of this Note, then the Exchange Factor shall be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares which the aggregate offering price of the total number of shares of the Underlying Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                              5. If a Reorganization Event (as defined below) occurs, the payment at maturity will depend on (i) whether the Closing Price of the Underlying Shares fell below the Knock-in Level on any Trading Day from but not including the Pricing Date to and including one Trading Day prior to the date of the Reorganization Event (for purposes of this paragraph 5, we refer to such period as the "Relevant Period"), and (ii) the kind and amount of Exchange Property (as defined below) received by holders of Underlying Shares in the Reorganization Event.

                                   In the case where the Closing Price of the Underlying Shares has fallen below the Knock-in Level on any Trading Day during the Relevant Period, each holder of a Security will receive at maturity, in respect of each $1,000 principal amount of each Security, the lesser of: (i) $1,000 in cash or (ii) Exchange Property in an amount with a value equal to the product of the Stock Redemption Amount times the Transaction Value (as defined below).

                                   In the case where the Closing Price of the Underlying Shares has not fallen below the Knock-in Level on any Trading Day during the Relevant Period, then the payment at maturity will depend upon the type of Exchange Property received by holders of Underlying Shares in accordance with the following:

                                       (i)  If the Exchange Property consists
                                            solely of equity securities listed
                                            on a securities exchange that, in
                                            the opinion of the Calculation
                                            Agent, maintains sufficient
                                            liquidity for trading
                                            in such Exchange Property, then the
                                            payment at maturity for each $1,000
                                            principal amount of Securities will
                                            depend on whether the Closing Price
                                            of such Exchange Property has fallen
                                            below the Knock-in Level on any
                                            Trading Day commencing on the date
                                            of such Reorganization Event to and
                                            including the Determination Date:

                                            (a) If the Closing Price of such
                                                Exchange Property has not fallen
                                                below the Knock-in Level on any
                                                Trading Day commencing on the
                                                date of such Reorganization
                                                Event to and including the
                                                Determination Date, then each
                                                holder of a Security will
                                                receive the principal amount of
                                                $1,000 in cash; or

                                            (b) If the Closing Price of such
                                                Exchange Property has fallen
                                                below the Knock-in Level on any
                                                Trading Day commencing on the
                                                date of such Reorganization
                                                Event to and including the
                                                Determination Date, then (x) if
                                                the Closing Price of such
                                                Exchange Property on the
                                                Determination Date is below the
                                                Initial Price, we will deliver
                                                to you, in exchange for each
                                                Security, Exchange Property with
                                                a value equal to the product of
                                                the Stock Redemption Amount
                                                times the Transaction Value and
                                                (y) if the Closing Price of such
                                                Exchange Property on the
                                                Determination Date is at or
                                                above the Initial Price, we will
                                                pay you $1,000 in cash.

                                            The Calculation Agent will adjust
                                            the Initial Price and consequently
                                            the Knock-in Level to reflect the
                                            new securities delivered in such
                                            Reorganization Event and the market
                                            value and volatility levels of such
                                            securities and any Exchange Factor
                                            adjustments to the Initial Price as
                                            of the effective date of the
                                            Reorganization Event. Following any
                                            such adjustment, the Initial Price
                                            will be such adjusted Initial Price,
                                            divided by the Exchange Factor
                                            (which shall have been reset to 1.0
                                            immediately following the
                                            Reorganization Event). The Bank will
                                            provide notice to the Trustee and
                                            the Securities Administrator of the
                                            adjusted Knock-in Level and Initial
                                            Price as soon as practicable after
                                            the date of such Reorganization
                                            Event.

                                       (ii) If the Exchange Property consists
                                            solely of property other than such
                                            listed equity securities, each
                                            holder of a Security will receive,
                                            on the Maturity Date, in exchange
                                            for each $1,000 principal amount of
                                            Securities, the lesser of: (i)
                                            $1,000 in cash or (ii) Exchange
                                            Property in an amount with a value
                                            equal to the product of the Stock
                                            Redemption Amount times the
                                            Transaction Value as of the
                                            Determination Date. We may, in lieu
                                            of delivering such Exchange
                                            Property, pay you the cash value of
                                            such Exchange Property as of the
                                            Determination Date, as determined by
                                            the Calculation Agent. We will
                                            notify the Trustee and the
                                            Securities Administrator of the
                                            amount and type of Exchange Property
                                            to be delivered or cash to be paid.

                                      (iii) If the Exchange Property consists of
                                            any combination of such listed
                                            equity securities and other
                                            property, then we will (a) deliver,
                                            on the Maturity Date, the portion of
                                            Exchange

                                            Property consisting of such other
                                            property with a value equal to the
                                            product of the Stock Redemption
                                            Amount (prior to any adjustment
                                            under this clause) times the
                                            Transaction Value of such portion of
                                            Exchange Property on the
                                            Determination Date or, at our
                                            election, pay the cash value
                                            thereof, as determined by the
                                            Calculation Agent, (b)
                                            proportionally adjust the Stock
                                            Redemption Amount to reflect the
                                            portion of the Exchange Property
                                            constituting such listed equity
                                            securities, (c) adjust the Initial
                                            Price and consequently the Knock-in
                                            Level to reflect such listed equity
                                            securities, the market value and
                                            volatility levels of such listed
                                            equity securities and any Exchange
                                            Factor adjustments to the Initial
                                            Price as of the effective date of
                                            the Reorganization Event and (d)
                                            reduce the principal amount of each
                                            $1,000 of Securities to an amount
                                            equal to such adjusted Stock
                                            Redemption Amount multiplied by such
                                            adjusted Initial Price. Following
                                            such adjustments, the amount paid at
                                            maturity for each Security will be
                                            determined as set forth under clause
                                            (i) above, except references to each
                                            $1,000 principal amount of Security
                                            and $1,000 in cash and the reference
                                            to $1,000 in the definition of Stock
                                            Redemption Amount shall be
                                            references to the adjusted principal
                                            amount of Securities as described in
                                            clause (d) of the preceding
                                            sentence. In addition, following any
                                            such adjustment, the Initial Price
                                            will be such adjusted Initial Price,
                                            divided by the Exchange Factor
                                            (which shall have been reset to 1.0
                                            immediately following the
                                            Reorganization Event). The Bank will
                                            provide notice to the Trustee and
                                            the Securities Administrator of any
                                            adjustments to the Securities as a
                                            result of this clause (iii) as soon
                                            as practicable after the date of
                                            such Reorganization Event.

                                   "Reorganization Event" means (A) there has occurred any reclassification or change with respect to the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Company; (B) the Underlying Company or any surviving entity or subsequent surviving entity of the Underlying Company (an "Underlying Company Successor") has been subject to a merger, combination or AT&Tidation and is not the surviving entity;
                                   (C) any statutory exchange of securities of the Underlying Company or any Underlying Company Successor with another corporation occurs (other than pursuant to clause (B) above); (D) the Underlying Company is liquidated; (E) the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company (other than in a transaction described in clauses (B), (C) or (D) above) (a "Spin-off Event"); or (F) a tender or exchange offer or going-private transaction is consummated for all the outstanding Underlying Shares.

                                   "Exchange Property" means securities, cash or any other assets distributed to holders of the Underlying Shares in any Reorganization Event, including, (A) in the case of the issuance of tracking stock or in the case of a Spin-off Event, the Underlying Shares with respect to which the tracking stock or spun-off security was issued and (B) in the case of any other Reorganization Event where the Underlying Shares continue to be held by the holders receiving such distribution, the Underlying Shares.

                                   "Transaction Value", at any date, means (A) for any cash received as Exchange Property in any such Reorganization Event, the amount of cash received per Underlying Share; (B) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received per Underlying Share; and (C) for any security received in any such Reorganization Event (including in the case of the issuance of tracking stock, the reclassified Underlying Shares and, in the case of a Spin-off Event, the Underlying Shares with respect to which the spun-off security was issued), an amount equal to the Closing Price, as of the determination date, per share of such security multiplied by the quantity of such security received for each Underlying Share.

                                   For purposes of clause (iii) above, if
                                   Exchange Property consists of more than one type of property that is not listed equity securities described in clause (iii) above, holders of Securities will receive at maturity a pro rata share of each such type of Exchange Property in proportion to the quantity of such Exchange Property received in respect of each Underlying Share. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                   For purposes of this paragraph 5:

                                       (i)  in the case of a consummated tender
                                            or exchange offer or going-private
                                            transaction involving Exchange
                                            Property of a particular type,
                                            Exchange Property shall be deemed to
                                            include the amount of cash or other
                                            property paid by the offeror in the
                                            tender or exchange offer with
                                            respect to such Exchange Property
                                            (in an amount determined on the
                                            basis of the rate of exchange in
                                            such tender or exchange offer or
                                            going-private transaction); and

                                       (ii) in the event of a tender or exchange
                                            offer or a going-private transaction
                                            with respect to Exchange Property in
                                            which an offeree may elect to
                                            receive cash or other property,
                                            Exchange Property shall be deemed to
                                            include the kind and amount of cash
                                            and other property received by
                                            offerees who elect to receive cash.

                              With respect to paragraphs 1 to 5 above, no adjustments to the Exchange Factor shall be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                              No adjustments to the Exchange Factor or method of calculating the Exchange Factor shall be required other than those specified above. However, the Bank may, at its sole discretion, cause the Calculation Agent to make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Underlying Shares (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk. The adjustments specified above do not cover all events that could affect the Market Price or the

                              Closing Price of the Underlying Shares, including, without limitation, a partial tender or partial exchange offer for the Underlying Shares.

                              The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any Reorganization Event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                              The Calculation Agent will provide information as to any adjustments to the Exchange Factor or method of calculating the Exchange Factor upon written request by any holder of the Securities.

Alternate  Exchange
  Calculation  in case
  of an Event of Default...   In case an Event of Default with respect to the
                              Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of any Security shall be determined by AAI, as Calculation Agent, and shall be equal to the principal amount of the Security plus any accrued interest to, but not including, the date of acceleration.

Calculation Agent..........   AAI. All determinations made by the Calculation
                              Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts.........   Subject to certain exceptions and limitations
                              described in "Description of Debt Securities --
                              Payment of Additional Amounts" in the accompanying
                              Prospectus, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book Entry.................   The indenture for the Securities permits us at
                              anytime and in our sole discretion to decide not to have any of the Securities represented by one or more registered global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

Record Date................   The "record date" for any interest payment date is
                              the calendar day prior to that interest payment date, whether or not that date is a business day.

                                 USE OF PROCEEDS

     The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities. The issue price of the Securities includes the selling agents' commissions (as shown on the cover page of the accompanying Prospectus Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Potential Conflicts of Interest; No Security Interest in the Underlying Shares Held by Us" and "Plan of Distribution" in this Pricing Supplement and "Use of Proceeds" in the accompanying Prospectus.

                                    TAXATION

     Please review carefully the sections entitled "United States Federal Taxation" (and in particular the subsection entitled "--Mandatorily Exchangeable Notes--Reverse Exchangeable and Knock-in Reverse Exchangeable Securities") and "Taxation in the Netherlands" in the accompanying Prospectus Supplement. Prospective purchasers of the Securities should consult their own tax advisers as to the tax consequences of acquiring, holding and disposing of the Securities under the tax law of any state, local and foreign jurisdiction.

     On December 7, 2007, the U.S. Treasury and the Internal Revenue Service released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. While it is not entirely clear whether the Securities are among the instruments described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of the issues raised in the notice could materially and adversely affect the tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.

     The notice indicates that it is possible the IRS may adopt a new position with respect to how the IRS characterizes income or loss (including, for example, whether the option premium might be currently included as ordinary income) on the Securities for U.S. holders of the Securities.

     You should consult your tax advisor regarding the notice and its potential implications for an investment in the Securities.

                              PLAN OF DISTRIBUTION

     We have appointed ABN AMRO Incorporated ("AAI") as agent for this offering. AAI has agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay AAI, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 2.35% of the initial offering price of the Securities. AAI has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities. Each such dealer engaged by AAI, or further engaged by a dealer to whom AAI reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. AAI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount. You can find a general description of the commission rates payable to the agents under "Plan of Distribution" in the accompanying Prospectus Supplement.

     AAI is a wholly owned subsidiary of the Bank. AAI will conduct this offering in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding an NASD member firm's distributing the securities of an affiliate. When the distribution of the Securities is complete, AAI may offer and sell those Securities in the course of its business as a broker-dealer. AAI may act as principal or agent in those transactions and will make any sales at prevailing secondary market prices at the time of sale. AAI may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. AAI is not obligated to make a market in the Securities and may discontinue any purchase and sale activities with respect to the Securities at any time without notice.

     To the extent that the total aggregate principal amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Securities for investment purposes. See "Holding of the Securities by our Affiliates and Future Sales" under the heading "Risk Factors."

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABN AMRO BANK N.V. OR ABN AMRO HOLDING N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
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TABLE OF CONTENTS

PRICING SUPPLEMENT
                                                                            PAGE
                                                                            ----
Summary of Pricing Supplement ......................................        PS-3
Risk Factors .......................................................        PS-8
Hypothetical Sensitivity Analysis of Total Return of
  the Securities at Maturity .......................................       PS-13
Incorporation of Documents by Reference ............................       PS-15
Public Information Regarding the Underlying Shares .................       PS-16
Description of Securities ..........................................       PS-18
Use of Proceeds ....................................................       PS-27
Taxation ...........................................................       PS-27
Plan of Distribution ...............................................       PS-28

PROSPECTUS SUPPLEMENT
                                                                            PAGE
                                                                            ----
About This Prospectus Supplement ...................................         S-1
Risk Factors .......................................................         S-2
Description of Notes ...............................................         S-4
Taxation in the Netherlands ........................................        S-24
United States Federal Taxation .....................................        S-25
Plan of Distribution ...............................................        S-34
Legal Matters ......................................................        S-36

PROSPECTUS
                                                                            PAGE
                                                                            ----
About This Prospectus ..............................................           1
Where You Can Find Additional Information ..........................           2
Cautionary Statement on Forward-Looking Statements.. ...............           3
AT&Tidated Ratios of Earnings to Fixed Charges .....................           4
ABN AMRO Bank N.V ..................................................           5
ABN AMRO Holding N.V ...............................................           6
Use of Proceeds ....................................................           7
Description of Debt Securities .....................................           8
Forms of Securities ................................................          19
The Depositary .....................................................          20
Plan of Distribution ...............................................          22
Legal Matters ......................................................          25
Experts ............................................................          26
Benefit Plan Investor Considerations ...............................          27
Enforcement of Civil Liabilities ...................................          28

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                               ABN AMRO BANK N.V.


                                   $1,000,000


                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                              ABN AMRO HOLDING N.V.



                             11.35% KNOCK-IN REVERSE
                             EXCHANGEABLE SECURITIES
                                DUE JULY 21, 2009
                               LINKED TO SHARES OF
                                    AT&T INC.



                               PRICING SUPPLEMENT
                              (TO PROSPECTUS DATED
                             SEPTEMBER 29, 2006 AND
                              PROSPECTUS SUPPLEMENT
                            DATED SEPTEMBER 29, 2006)



                              ABN AMRO INCORPORATED

================================================================================